Exhibit 99.3

HPPC Business of Air Products and Chemicals, Inc.

Statement of Revenues and Direct Expenses

For the three months ended December 31, 2007

(UNAUDITED)

(In thousands)

Revenues	$24,764
Cost of sales	(16,344)
Direct expenses	(6,674)
Excess of revenues over expenses	$1,746

The accompanying notes are an integral part of this financial statement

NOTES TO UNAUDITED STATEMENT OF REVENUES AND DIRECT EXPENSES

(1)           Basis of Presentation

On October 19, 2007, KMG Chemicals, Inc. (“The Company”) entered into an agreement (the “Agreement”) to acquire certain assets of the high-purity process chemicals business (“HPPC Business”) of Air Products and Chemicals, Inc. (“Air Products”).  This Form 8-K/A amends the Form 8-K filed January 7, 2008, and provides an unaudited statement of revenues and direct expenses for the HPPC Business for the three months ended December 31,2007 (the date of acquisition), which are presented in satisfaction of the financial statement requirements under Rule 3-05 of Regulation S-X.  The statement of revenues and direct expenses has been prepared in accordance with accounting principles generally accepted in the United States of America.

(2)           Description of Assets Acquired

The closing of the purchase of the HPPC Business occurred on December 31, 2007.  The purchased HPPC business includes chemical manufacturing equipment and facilities in Pueblo, Colorado and near Milan, Italy for a total purchase price of $70.8 million, which includes transaction costs and working capital, net of assumed liabilities of $21.3 million.  The HPPC business sells high purity wet process chemicals to the semiconductor industry.  High purity process chemicals are used in the production of semiconductors, liquid crystal displays and silicon wafers, and has applications in cleaning, etching, drying, edge bead removal and other uses for those products.  The Company will operate the HPPC Business in the United States and in Europe through two newly formed subsidiaries, KMG Electronic Chemicals, Inc. and KMG Italia, S.r.l.

The Company financed the transaction with cash on hand, an amended and restated credit facility and a note purchase agreement.  The amended and restated credit facility included a revolving loan facility of $35.0 million and a term loan facility of $35.0 million.  The note purchase agreement provided financing of $20.0 million.

(3)           Explanation of Impracticality of Preparing Full Financial Statements for the Business Acquired

The unaudited statement of revenues and direct expenses of the HPPC Business for the period ended December 31, 2007 does not represent full financial statements as it does not include information related to the operating, investing and financing cash flows and other information that would constitute full financial statements.

The Company believes that the preparation of full financial statements would be impractical, because the HPPC Business was acquired out of a larger operating division of Air Products that was not operated as a separate, distinct business within Air Products.  Full financial statements for the HPPC Business have never been prepared.  Air Products did not maintain the distinct and separate books, records and accounts necessary to present full financial statements for the HPPC Business.

(4)           Information related to the Operating, Investing and Financing Cash Flows of the Business Acquired

The Company believes that no meaningful information is available regarding the operating, investing and financing cash flows of the acquired HPPC Business, and believes that it is not possible to prepare full financial statements for the acquired HPPC Business.  Since the operations were carved out of larger operations within Air Products, it is not possible to determine the cash flows directly attributable to the HPPC Business.

(5)           Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of operating results during the reported period. Actual results are likely to differ from those estimates. The Company does not believe that the differences will have a material affect on the assets acquired and liabilities assumed or results of operations of the HPPC Business.

Statement of Revenues and Direct Expenses

The statement of revenues and direct expenses includes revenues and direct expenses attributable to the HPPC Business.  The direct cost of sales was adjusted to remove allocated overhead not directly related to the manufacturing facilities.

Revenue Recognition

Revenue from product sales is recognized as risk and title to the product transfers to the customer (which generally occurs at the time shipment is made, unless sold under consignment), the sales price is fixed or determinable, and the ability to collect is reasonably assured. Sales returns and allowances are not a business practice in the industry.  Amounts billed for shipping and handling fees are classified as revenue in the statements of revenues and direct expenses.

Cost of Sales

Cost of sales includes expenses directly incurred to generate the revenues of the HPPC Business.  Cost of sales includes all costs that could be identified directly to the HPPC Business.  These costs include raw materials, labor, packaging and other materials, and depreciation of manufacturing assets.

Direct Expenses

Direct operating expenses have been determined based on an allocation of the HPPC product line costs within the electronic chemicals division of Air Products.  These allocations have been determined at the divisional levels and include distribution costs, selling general and administrative costs, amortization of intangible assets, and other related costs.